CONSENT OF KPMG LLP

EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

The Board of Directors RARE Hospitality International, Inc.

We consent to incorporation by reference in the registration statements No. 333-54150, No. 333-30046, No. 333-65485, No. 333-11983, No. 333-11963, No. 333-11969, No. 333-11977, No. 333-1028, No. 333-1030, and No. 33-57900 on Form S-8 of RARE Hospitality International, Inc. of our report dated February 8, 2002, relating to the consolidated balance sheets of RARE Hospitality International, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2001, which report appears in the December 30, 2001 annual report on Form 10-K of RARE Hospitality International, Inc.

             KPMG LLP

Atlanta, Georgia
March 28, 2002